Exhibit 10.1

Employer SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and Michelle Sayer (“Employee”) and MaxLinear, Inc. (“MaxLinear” or the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS
WHEREAS, Employee was employed by the Company;

WHEREAS, Employee signed an Offer of Employment letter agreement dated April 26, 2022 as well as a Change In Control and Severance Agreement dated June 2, 2022 (collectively the “Severance Agreement”);

WHEREAS, Employee also signed an Indemnity Agreement dated May 5, 2022 (the “Indemnity Agreement”).

WHEREAS, the Company and Employee have entered into certain restricted stock unit agreements granting Employee the right to purchase Company’s restricted stock units (the “RSUs”) subject to the terms and conditions of the Company’s 2007 or 2010 Stock Plan (as applicable) and the applicable restricted stock unit agreements (collectively the “Restricted Stock Agreements”) (together with the Assumed Stock Option Agreements, the “Stock Agreements”) and Employee acknowledges receipt of the Memorandum dated August 28, 2024 setting forth your Securities Laws Obligations as a Departing Executive Officer .

WHEREAS, the Employer has elected to exercise its right to terminate the at will employment as an Involuntary Termination Not in Connection with a Change of Control as permitted by and per the terms of the Severance Agreement and as stated in the Company Form 8-K dated August of 2024 relating to the same with an effective date of October 1, 2024 (the “Separation Date”);

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS

1.Consideration. In consideration of Employee’s execution of this Agreement and Employee’s fulfillment of all of its terms and conditions, and provided that Employee does not revoke the Agreement under Section 5(c) below, the Company agrees to the following:

(a)Severance Pay. The Company agrees to pay Employee 10 months’ salary in a lump sum total THREE HUNDRED EIGHT THOUSAND THREE HUNDRED AND THIRTY-THREE DOLLARS ($308,333), less applicable withholding. This payment will be made within fifteen (15) business days after the Effective Date (as defined below).

(b)COBRA. If Employee was enrolled and participating in the Company’s health benefit plans at the time of termination, the Company shall reimburse Employee for the payments Employee makes for COBRA coverage for a period 9 months commencing on November 1. 2024, provided Employee timely elects and pays for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. COBRA reimbursements shall be made by the Company to Employee consistent with the Company’s normal expense reimbursement policy, provided that Employee submits documentation to the Company substantiating Employee’s payments for COBRA coverage. Reimbursement of actual COBRA costs shall be submitted no later than 6 months from the effective date of COBRA coverage. Notwithstanding the foregoing, if the Company determines at any time that its payments pursuant to this paragraph may be taxable income to Employee, it may convert such payments to payroll payments directly to Employee, which shall be subject to tax-related deductions and withholdings.

(c)Bonus. The Company agrees to pay employee a 2024 Bonus based on 275 days of the calendar year or 75% of the year at a 60% target resulting in a payment of $166,500 within 15 business days after the Effective Date (as defined below).

(d)Stock Vesting. The Company and Employee agree the following Table reflects the Vesting of Shares in the 2010 Equity Incentive Plan as of the Termination Date for 2024 and through June 1, 2025, which is also a vesting of shares to which the Employee is otherwise not entitled absent this Separation Agreement subject to exercise within 6 months after the Separation Date as set forth in the Severance Agreement. Shares can be accelerated in the first open trading window post termination, which we anticipate to be on or about October 25, 2024. Once started this process may take up to 10 business days to complete:

Sum of Vested Shares	CY of VESTING
	VESTED IN 2024		VESTING IN 2025			GRAND
Grant Type	2/20/2024	5/20/2024	1/31/2025	2/20/2025	5/20/2025	TOTAL
NQ
00024125	—	—	—	6,462	—	6,462
PSU
P600008	—	—	—	—	—	—
P700007	—	—	—	—	—	—
RSU
00017897	—	8,393	—	—	8,393	16,786
00018643	1,148	—	—	1,148	—	2,296
00022422	—	—	—	3,377	—	3,377
00023862	2,450	—	—	—	—	2,450
00024105	—	—	—	9,573	—	9,573
Grand Total	3,598	8,393	—	20,560	8,393	40,944

*Please note that Vest Shares for PSUs are based on current Goal Status and is subject to change.

(e)Acknowledgement. Employee acknowledges that without this Agreement, Employee is otherwise not entitled the full consideration listed in this Section 1.

2.Benefits. If Employee was enrolled and participating in the Company’s health benefit plans at the time of termination, Employee’s health insurance benefits shall cease on October 31, 2024, subject to Employee’s right to continue Employee’s health insurance under COBRA. Employee’s participation in all other benefits and incidents of employment, including, but not limited to, vesting in any stock options and/or restricted stock units; participation in other group insurance programs; and the accrual of bonuses, vacation, or paid time off, ceased as of the Separation Date other than as set forth in this Agreement. Under the terms of the Severance Agreement, Employee would be entitled to 6 months of Cobra reimbursement, but in exchange for the execution of this Separation Agreement, the Company has agreed to extend the Cobra reimbursement period up to 9 months commencing on November 1, 2024.

3.Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has timely paid or provided all applicable salary, wages, bonuses, commissions, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, restricted stock units, vesting, and any and all other benefits and compensation due to Employee. No other benefits or payments of any kind are owed to Employee other than as expressly set forth in this Agreement. Employee shall submit proper documentation to seek reimbursement for any reimbursable expenses on or before September 13 such that all such proper and lawful reimbursable expenses shall be paid on or before the Separation Date. The Company agrees to reimburse Employee for any reasonable and necessary expenses incurred through the Termination Date such as Employee’s phone bill which can be submitted and processed post termination.

4.Release of Claims by Employee. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company, its subsidiaries, parent companies, predecessors, successors or any direct or indirect related corporation or any current or former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, professional employer organization or co-employer, insurers, trustees, divisions or assigns of any of the foregoing (collectively, the “Releasees”). Employee, on Employee’s own behalf and on behalf of Employee’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement (the “Employee Released Claims”). The Employee Released Claims include without limitation:

(a)any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

(b)any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, or restricted stock units, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d)any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the federal Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the California Family Rights Act; the California Labor Code; California Labor Code

sections 132a and 4553; the California Worker Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act; the Massachusetts Payment of Wages Law (the “Wage Act”), and any and all claims for violation of any other federal, state, or local law, rule, regulation, or ordinance that can be waived under applicable law;

(e)any and all claims for violation of the federal or any state constitution;

(f)any and all claims arising out of any other laws and regulations relating to employment or employment discrimination, whether under state, local or federal law, or the common law;

(g)any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

(h)any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law or waive the right to engage in any Protected Activity (as defined below). This release does not extend to any right Employee may have to unemployment or workers’ compensation benefits. This release does not release any rights Employee may have to seek coverage or indemnity for any claims made against Employee arising out of or relating to her employment and/or her right to seek coverage, defense or indemnity for any such claims under the Indemnity Agreement or pursuant to any Company policy of insurance including its Officers and Directors policy.

5.Acknowledgment of Waiver of Claims under ADEA. Employee understands and acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee understands and acknowledges that some of the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further understands and acknowledges that Employee has been advised by this writing that: (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has twenty-one (21) days within which to consider this Agreement; (c) Employee has seven (7) days following Employee’s execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that Employee has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the eighth day after Employee signs this Agreement. The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

6.Release of Unknown Claims. The Company and Employee waive and relinquishes all of their rights and benefits afforded under the provisions of California Civil Code Section 1542 and any other state statutes that otherwise prohibit the release of unknown claims. California Civil Code Section 1542 provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

The Company and Employee have had the opportunity to have the consequences of the above Section 1542 waiver explained to them by counsel of their choosing. Being aware of said code section, the Company and Employee agree to expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect. The Company and Employee acknowledges that they may in the future discover facts different from, or in addition to, those which they now know or believes to be true regarding the Employee and The Company Released Claims and agree that the releases contained in this Agreement will remain effective in all respects notwithstanding the discovery of such facts.

7.Release of Claims by the Company. The Company herby releases any claims against Employee arising out of or related to her employment and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employer may possess against Employee arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement (the “Company Released Claims”).

8.No Pending or Future Lawsuits. Employee represents that Employee has no lawsuits, claims, or actions pending in Employee’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. The Company likewise represents that it has no lawsuits, claims or actions pending in the Company’s name against Employee. Employee acknowledges and agrees that Employee has not suffered any injury or illness in connection with Employee’s employment with the Company that would be compensable under the California Workers’ Compensation Act. Employee also represents that Employee does not intend to bring any claims on Employee’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

9.Confidentiality. Subject to Section 12 below governing Protected Activity, Employee agrees to maintain in complete confidence the contents and terms of this Agreement

(hereinafter referred to as “Separation Information”). Except as required by law, Employee may disclose Separation Information only to Employee’s immediate family members, the Court in any proceedings to enforce the terms of this Agreement, and Employee’s attorney(s), financial advisors or retained consultants and must take reasonable steps to prevent disclosure of any Separation Information to all other third parties other than the facts previously communicated in the Company Form 8-K dated August, 2024 relating to Employee’s separation from the Company. Employee agrees that Employee will not publicize, directly or indirectly, any Separation Information other than the facts previously communicated in the Company Form 8-K dated August, 2024 relating to Employee’s separation from the Company. This Section 9 does not prevent Employee from disclosing the existence of or the consideration provided for this Agreement.

10.Trade Secrets and Confidential Information/Company Property. Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information. Employee acknowledges that, in connection with Employee’s employment with the Company, Employee sent, received, generated, or otherwise had access to, communications and information subject to a claim of attorney-client privilege belonging to the Company. Employee hereby affirms that on or before the Separation Date of Oct 1, 2024, the Employee has returned all Company property in Employee’s possession, custody, and control, including but not limited to documents, correspondence, notes and any other hard copy and/or electronic documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with Employee’s employment with the Company, or otherwise belonging to the Company. Employee further affirms that Employee has not retained any copies, duplicates, or backups of any aforementioned Company property. Employee further affirms and agrees to maintain the confidentiality of any privileged information in Employee’s possession and understands that nothing in this Agreement shall be construed as a waiver of the Company’s attorney-client or other applicable privilege.

11.No Cooperation. Subject to Section 12 below governing Protected Activity, Employee agrees that Employee will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that Employee cannot provide counsel or assistance.

12.Protected Activity Not Prohibited. Employee understands that nothing in this Agreement shall in any way limit or prohibit Employee from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean (i) filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (each, a “Government Agency”), (ii) exercising any rights Employee may have under Section 7 of the National Labor Relations Act to engage in protected, concerted activity with other employees (such as discussing wages, benefits, or other terms and conditions of employment or raising complaints about working conditions for Employee’s own and other employees’ mutual aid or protection), or (iii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful, including but not limited to retaliation, a wage-and-hour violation, or sexual assault, or other conduct that is recognized as unlawful under state, federal or common law, or that is recognized as against a clear mandate of public policy, whether occurring in the workplace, at work-related events coordinated by or through the Company, or between employees, or between the Company and an employee, whether on or off the employment premises. Employee understands that in connection with such Protected Activity, Employee is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement to any parties other than a Government Agency. Employee further understands that “Protected Activity” does not include the disclosure of any Company documents or communications subject to a claim of attorney-client privilege. Any language in the Confidentiality Agreement regarding Employee’s right to engage in Protected Activity that conflicts with, or is contrary to, this paragraph is superseded by this Agreement. If Employee files any charge or complaint with any Government Agency and if the Government Agency pursues any claim on Employee’s behalf, or if any other third party pursues any claim on Employee’s behalf, Employee waives any right to monetary or other individualized relief (either individually, or as part of any collective or class action); provided that nothing in this Agreement limits any right Employee may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission. Pursuant to the Defend Trade Secrets Act of 2016, Employee is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

13.Non-Disparagement. Subject to Section 12 above governing Protected Activity, Employee agrees to refrain from any defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Employee shall direct any inquiries by potential future employers to the Company’s human resources department, which shall use its best efforts to provide only the Employee’s last position and dates of employment. In addition, the Company Officers, Directors and Vice Presidents agree to refrain from any defamation, libel, or slander of Employee, and agree to refrain from any tortious interference with the contracts and relationships of Employee.

14.No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

15.Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

16.Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Employee acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement, shall entitle the Company immediately seek to recover and/or cease providing the consideration provided to Employee under this Agreement and to obtain damages, except as provided by law.

17.ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES, INC. (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH THE LAW OF THE STATE IN WHICH EMPLOYEE WAS LAST EMPLOYED BY THE COMPANY, INCLUDING THE RULES OF CIVIL PROCEDURE OF SUCH STATE, AND THE ARBITRATOR SHALL APPLY THE SUBSTANTIVE AND PROCEDURAL LAW OF SUCH TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH APPLICABLE STATE LAW, STATE LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT

THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

18.Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on Employee’s behalf under the terms of this Agreement. Employee agrees and understands that Employee is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Releasees harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee’s failure to pay or delayed payment of, federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

19.Section 409A. It is intended that this Agreement comply with, or be exempt from, Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company and Employee will work together in good faith to consider either (i) amendments to this Agreement; or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Employee under Section 409A. In no event will the Releasees reimburse Employee for any taxes that may be imposed on Employee as a result of Section 409A.

20.Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

21.No Representations. Employee represents that Employee has had an opportunity to consult with an attorney and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

22.Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

23.Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

24.Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Confidentiality Agreement, the Indemnity Agreement and the Stock Agreements.

25.No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company’s Chief Executive Officer.

26.Governing Law. This Agreement shall be governed by the laws of the state in which Employee last worked for the Company, without regard for choice-of-law provisions. Employee agrees to submit to the personal jurisdiction of the State of California and agrees that any dispute relating to this Agreement must be brought in the State of California or in the state in which Employee last worked for the Company.

27.Effective Date. Employee understands that this Agreement shall be null and void if not executed by Employee within the twenty-one (21) day period set forth under Section 5 above. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

28.Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

29.Voluntary Execution of Agreement. Employee understands and agrees that Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of

Employee’s claims against the Company and any of the other Releasees. Employee acknowledges that:

(a)Employee has read this Agreement;

(b)Employee has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Employee’s own choice or has elected not to retain legal counsel;

(c)Employee understands the terms and consequences of this Agreement and of the releases it contains;

(d)Employee is fully aware of the legal and binding effect of this Agreement; and

(e)Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Michelle Sayer, an individual

Dated:
Michelle Sayer

MAXLINEAR, INC.

Dated:	By:
Connie Kwong
Principal Accounting Officer
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